EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

October 11, 2006

Contact:

Michael Shaffer

Executive Vice President & Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION

TO ACQUIRE ASSETS OF SUPERBA, INC.

New York, New York -- Phillips-Van Heusen Corporation [NYSE:PVH] announced today that it has entered into a definitive agreement to acquire substantially all of the assets of privately-held Superba, Inc., a leading manufacturer and distributor of neckwear in the United States and Canada, for $110 million, subject to adjustment, plus an earn-out over a three-year period based on the earnings of the acquired business for each of the first three years after the closing, with a maximum value of $70 million.  Superba’s current year net sales are estimated to be approximately $140 million.  The all-cash transaction is subject to customary conditions and governmental approvals and is expected to close January 1, 2007.

Superba’s marketing, sales and design organizations are based in New York City and its manufacturing and back office operations are based in Los Angeles.  The company is the licensee for neckwear under many well-known designer and brand names, including Arrow, DKNY, Tommy Hilfiger, Nautica, Perry Ellis, Ted Baker, Ike Behar, Michael Kors, JOE Joseph Abboud, Original Penguin, Jones New York and Hart Schaffner Marx, as well as private label offerings.  The company is known for both its hand-tailored neckwear offered through its Insignia Division, and its machine made neckwear offered through its Superba Division.

Emanuel Chirico, Chief Executive Officer of Phillips-Van Heusen Corporation stated, “The acquisition of the Superba business is a good example of the type of acquisition opportunities we have said we will pursue.  It provides us with a means to grow our business by layering in a new product category that complements our core competencies – in this case, our historical strength in dress shirts - and fits well in our existing multiple brand, multiple channel, and multiple price point strategy.”  Mr. Chirico continued, “Superba’s management, which will remain intact after the acquisition, is strong, and we believe their manufacturing operation in Los Angeles provides the business with an advantage, both because of the quality of the ties produced there, as well as the reduction in time needed to get their product on customers’ floors.  We look forward to building upon their success.”  Mr. Chirico concluded that, “In addition to adding an opportunity for PVH’s future growth, we expect this transaction to be modestly accretive to our earnings beginning in 2007 after giving effect to anticipated integration costs.”

Mervyn Mandelbaum, the Chief Executive Officer and controlling shareholder of Superba said, “This combination is all about growing our business over the long term.  PVH is a leader in implementing the multiple brand, multiple channel, and multiple price point strategy we have been using in the neckwear category and we believe they can bring us to the next level of performance through the strength of their brand management, marketing expertise and leveraged infrastructure. The Superba team looks forward to working with the people at PVH, who we believe are capable and committed to helping us successfully realize the full potential of our business.”

Phillips-Van Heusen Corporation is one of the world's largest apparel companies. It owns and markets the Calvin Klein brand worldwide. It is the world's largest shirt company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, IZOD, Arrow, Bass, and G.H. Bass & Co., and its licensed brands Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, unlisted, A Kenneth Cole Production, BCBG Max Azria, BCBG Attitude, MICHAEL Michael Kors, Sean John, Chaps, Donald J. Trump Signature Collection and JOE Joseph Abboud.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company’s apparel,  footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors;  (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to realize revenue growth from developing and growing Calvin Klein; (iv) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in the United States or any of the countries where the Company’s products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events or otherwise.